Exhibit 8.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

May 18, 2017

MGM Growth Properties LLC

6385 S. Rainbow Blvd., Suite 500

Las Vegas, Nevada 89118

Ladies and Gentlemen:

You have requested our opinion concerning MGM Growth Properties LLC’s, a Delaware limited liability company (“MGM Growth”), qualification for U.S. federal income tax purposes as a real estate investment trust (a “REIT”) as defined under Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”).

In providing our opinion, we have examined (i) the organizational documents of MGM Growth and its subsidiaries, (ii) the opinion of a tax advisor provided to MGM Growth regarding the characterization of the Master Lease by and between MGP Lessor, LLC and MGM Lessee, LLC dated as of April 25, 2016, as amended by the First Amendment thereto dated as of August 1, 2016 (the “Master Lease”) as a true lease for U.S. federal income tax purposes (the “True Lease Opinion”) and the addendum thereto (the “Addendum”), (iii) the representation letter of MGM Growth, dated as of the date hereof and delivered to us for purposes of this opinion (the “Representation Letter”) and (iv) such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein.

In addition to the assumptions set forth in the Representation Letter, we have assumed, with your consent, that: (i) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the original documents and all relevant documents have been or will be duly and validly executed in the form presented to us, (ii) the factual statements, representations and covenants (which statements, representations and covenants we have neither investigated nor verified) made by MGM Growth in the Representation Letter are true, complete and correct, (iii) any such statements and representations made in the Representation Letter that are qualified by the knowledge or belief of any person, or materiality or with comparable qualification are and will be true, complete, and correct as if made without such qualification, (iv) all applicable reporting requirements have been or will be satisfied, and (v) no action will be taken by MGM Growth or any of its affiliates after the date hereof that would have the effect of materially altering the facts upon which the opinions set forth below are based. If any of the above described assumptions is untrue for any reason, our opinions as expressed below may be adversely affected. We have not made an independent investigation of all of the facts, statements, representations and covenants set forth in the Representation Letter or in any other document. In addition, we note that MGM Growth may engage in transactions in connection with which we have not provided tax advice and have not reviewed, and of which we may be unaware.

MGM Growth Properties LLC Page 2

Based upon and subject to the foregoing, it is our opinion that, commencing with its taxable year ending December 31, 2016, under applicable U.S. federal income tax law as of the date hereof, MGM Growth has been organized and operated in conformity with the requirements for qualification and taxation as a REIT, and MGM Growth’s proposed method of operation will enable MGM Growth to continue to satisfy the requirements for qualification and taxation as a REIT.

In rendering our opinion, we have considered and relied upon the Code, the regulations promulgated thereunder (“Regulations”), administrative rulings and other interpretations of the Code and Regulations by the courts and the Internal Revenue Service (the “IRS”), all as they exist on the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change that is made after the date hereof in any of the foregoing could adversely affect the conclusions set forth herein. In addition, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

MGM Growth’s continued qualification and taxation as a REIT depends upon its ability to meet, through actual, annual operating results, certain requirements, including requirements relating to asset ownership, income classification, distribution levels and diversity of beneficial ownership, and the various qualification tests imposed under the Code, the results of which will not be reviewed by us. Accordingly, no assurance can be given that the actual results of MGM Growth’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

Our opinion does not preclude the possibility that MGM Growth may have to utilize one or more of the various “savings provisions” under the Code that would permit MGM Growth to cure certain violations of the requirements for qualification and taxation as a REIT. Utilizing such savings provisions could require MGM Growth to pay significant penalties or excise taxes.

We express no opinion on any issue relating to MGM Growth or any investment therein or with respect to any other U.S. federal tax matters or any issues arising under the tax laws of any other country, or any state or locality, other than as expressly stated above. This opinion is expressed as of the date hereof, and we are under no obligation to, and we do not intend to, supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

This opinion has been prepared solely for the addressees hereof, and it may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted in whole or in part, reproduced, cited or otherwise referred to without our prior written consent.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP